                           [COMMONWEALTH ANNUITY LOGO]

              132 Turnpike Road, Suite 210, Southborough, MA 01772

RIGHT TO CANCEL - FREE LOOK PROVISION - You have the right within the "free look" period, which is [ten] days after receiving this Contract to cancel the Contract by delivering or mailing it to us, along with a letter instructing us to cancel your Contract. Upon receipt by us, this Contract will be cancelled and amounts refunded. The amount of the refund will be [the Contract Value as of the Valuation Date on which we receive your Contract at our Service Center minus the Purchase Payment Bonus (PPB) adjusted for any negative or positive investment performance. We will also return the mortality and expense risk charge, the administration charge, and any other charges proportionately attributable to the PPB] [your Purchase Payment (not including the PPB)]. Thus, if you return this Contract during the "free look" period, you will not receive the PPB. Upon our receipt of this Contract and the letter instructing us to cancel the Contract, the Contract will be deemed void from the beginning.

We will increase your Contract Value by a percentage, as set forth in the Contract Schedule page, of each Purchase Payment you make.

We agree to pay annuity payments provided this Contract is in force on the Annuity Date. We further agree to pay the death benefit prior to the Annuity Date upon the death of an Owner when a death benefit is payable. Payment will be made upon our receipt of due proof of death and the return of this Contract.

This Contract is issued in consideration of the initial Purchase Payment. The provisions on this cover and the pages that follow are part of this Contract.

Signed for Commonwealth Annuity and Life Insurance Company at its home office in Southborough, Massachusetts.


       /s/ Michael Reardon                         /s/ Samuel Ramos
---------------------------------------   --------------------------------------
             President                           Corporate Secretary

FLEXIBLE PREMIUM FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

WITHDRAWALS MAY BE SUBJECT TO A WITHDRAWAL CHARGE.

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the Owner and Commonwealth Annuity and Life Insurance Company

READ YOUR CONTRACT CAREFULLY.

3039-07

                       THIS PAGE INTENTIONALLY LEFT BLANK

3039-07

                                TABLE OF CONTENTS

                                                                            PAGE

CONTRACT SCHEDULE                                                             4

DEFINITIONS                                                                  10

GENERAL PROVISIONS                                                           12

   The Contract                                                              12
   Modification of Contract                                                  12
   Incontestability                                                          12
   Change of Annuity Date                                                    12
   Assignment                                                                13
   Due Proof of Death                                                        13
   Withdrawal Values, Death Benefits, and Amounts Applicable Upon
      Annuitization                                                          13
   Non-Participating                                                         13
   Reports                                                                   13
   Premium Taxes                                                             13
   Qualified Plans                                                           13

OWNERSHIP PROVISIONS                                                         13

   Owner                                                                     13
   Annuitant                                                                 14
   Beneficiary Designation and Change of Beneficiary                         14
   Death of Beneficiary                                                      14

PURCHASE PAYMENT PROVISIONS                                                  15

   Purchase Payment Limitations                                              15
   Purchase Payment Bonus                                                    15
   Limitations On Your Purchase Payment Bonus                                15
   Application of Purchase Payments                                          15
   Place of Payment                                                          16

FIXED ACCOUNT PROVISIONS                                                     16

   Fixed Account                                                             16
   Fixed Account Contract Value                                              16

VARIABLE ACCOUNT PROVISIONS                                                  17

   Separate Account                                                          17
   Liabilities of Separate Account                                           17
   Substitution                                                              17
   Rights Reserved by the Company                                            17
   Accumulation Unit Value                                                   18
   Investment Experience Factor                                              18

TRANSFER PROVISIONS                                                          18

   Disruptive Trading                                                        19
   Transfer Procedures                                                       20

WITHDRAWAL AND SURRENDER PROVISIONS                                          20

   Withdrawals and Surrenders During the Accumulation Period                 20
   Withdrawal and Surrender Procedures                                       21

PAYMENTS TO CONTRACT OWNERS                                                  22

LOAN PROVISIONS                                                              22

   Loan Payment                                                              23

3039-07

DEATH BENEFIT PROVISIONS                                                     23

   Amount Payable Upon Death                                                 23
   Purchase Payment Value                                                    23
   Payment of Death Benefits                                                 23

ANNUITY PERIOD PROVISIONS                                                    25

   Annuity Payments                                                          25
   Annuity Options                                                           25
   Annuity Unit Value                                                        27
   Transfers During the Annuity Period                                       28
   Transfer Procedures                                                       28
   Death Proceeds                                                            28

MISCELLANEOUS PROVISIONS                                                     29

   Evidence of Age, Sex and Surviva                                          29
   Misstatement of Age or Sex                                                29
   Protection of Benefits                                                    29
   Creditors                                                                 29
   Guarantees                                                                29

ANNUITY OPTION TABLE                                                         30

ENDORSEMENTS, if any                                Follows Annuity Option Table

APPLICATION                                         Follows Endorsements, if any

3039-07

CONTRACT SCHEDULE

Contract number:                          [XXXXXXX]                     Issue Date: [May 1, 2003 ]

Initial Purchase Payment:                 [$2,500]                      Type of Contract: [Non-Qualified]

Owner:                                    [John Doe]

Owner date of birth
or trust inception date:                  [March 04, 1968]

Annuitant:                                [John Doe]

Annuitant gender:                         [Male]

Annuitant date of birth:                  [March 04, 1968]

Joint Owner:                              [None]

Joint Owner date of birth:                [N/A]

Joint Annuitant:                          [None]

Joint Annuitant gender:                   [N/A]

Joint Annuitant date of birth:            [N/A]

Annuity Date:                             [May 1, 2033]

Maximum Annuity Date:                     [Valuation Date on or next following
                                          the later of the original older
                                          Owner's or Annuitant's 90th birthday]

Minimum Annuity Date:                     [Valuation Date on or next following
                                          one year from the Issue Date]

Maximum Owner Age on Date of Issue:       [79]

Maximum Annuitant Age on Date of Issue:   [79]

[Date of Continuance:                     N/A]

[Step-Up Death Benefit:                   Selected]

Agent:                                    [John Smith]

3039-07

FIXED ACCOUNT

We declare a fixed account interest rate for each Purchase Payment allocation and for each Contract Value transfer to the Fixed Account for an initial period and at the start of each subsequent period. This interest rate will never be less than the minimum guaranteed Fixed Account interest rate.

The minimum guaranteed Fixed Account interest rate:         [Contract Years 1 - 10 2.00%
                                                                            11+    3.00%]

The Initial Period is:                                      [Through the end of the
                                                            calendar month in which the
                                                            Purchase Payment or transfer
                                                            request is received and for 12
                                                            additional calendar months
                                                            thereafter]

Subsequent periods are:                                     [12 calendar months]

PURCHASE PAYMENTS

Maximum Purchase Payment Date:                              [prior to older Owner's or
                                                            Annuitant's 81st birthday]

Maximum Total Purchase Payments:                            [$1,000,000]

Maximum Fixed Account Purchase Payments Per Contract Year   [$100,000] Non-Qualified
                                                            [$1,000,000] Qualified

Minimum Initial Purchase Payment:                           [$2,500] Non-Qualified

                                                            [$50] Qualified

Minimum Subsequent Purchase Payment:                        [$500] Non-Qualified

                                                            [$50] Qualified

Minimum Initial Account Allocation:                         [Subaccount $50]

Minimum Subsequent Account Allocation:                      [Subaccount $50]

Purchase Payment Bonus ("PPB")                              [4%]

3039-07

Withdrawal Charge:

     Each Contract Year we guarantee that you can withdraw up to the Free Withdrawal Amount without incurring a withdrawal charge. We also apply the Free Withdrawal Amount upon full surrender of the Contract. The Free Withdrawal Amount, which will never be less than zero, is equal to (a + b) multiplied by 10%-c, where:

     a)   is Contract Value less Debt prior to the withdrawal or surrender ;

     b) is previous partial withdrawals made during the Contract Year (whether or not subject to withdrawal charges); and

     c) is previous partial withdrawals made during the Contract Year that were not subject to withdrawal charges.

     If you withdraw an amount in excess of the Free Withdrawal Amount, we may impose a withdrawal charge on the excess. At the time of the withdrawal or surrender, we will determine whether the amount withdrawn includes Purchase Payments (and PPBs and earnings attributable to those Purchase Payments and PPBs) that were made within the previous [eight] Contribution Years. We will determine the withdrawal charge percentage for each Purchase Payment (and the PPB and earnings attributable to that Purchase Payment and PPB) withdrawn as follows:

CONTRIBUTION YEAR   WITHDRAWAL CHARGE
-------------------------------------
     [First               [8]%
     Second               [8]%
      Third               [7]%
     Fourth               [6]%
      Fifth               [5]%
      Sixth               [4]%
     Seventh              [3]%
     Eighth               [2]%
     Ninth+]              [0]%

     For purposes of calculating the withdrawal charge on partial withdrawals and surrenders, we assume that amounts are withdrawn from Purchase Payments (and PPBs and earnings attributable to those Purchase Payments and PPBs) in the chronological order in which they were received.

     The Free Withdrawal Amount and withdrawal charge also generally apply at annuitization to amounts attributable to Purchase Payments (and PPBs and earnings attributable to those Purchase Payments and PPBs) in their eighth Contribution Year or earlier. However, we do not assess a withdrawal charge upon annuitization if you select Annuity Option 2, 3, 4, or 5, or if payments under Annuity Option 1 are scheduled to continue for at least ten years.

Annual Contract Fee (deducted from Contract Value) $[30.00]

[We will waive this fee for Contracts with Contract Value of $[50,000] or more as of the Valuation Date we would otherwise deduct the fee. We assess one-quarter of the contract fee at the end of each calendar quarter and upon surrender or annuitization.

When we deduct the Contract Fee, we will reduce Purchase Payments (and PPBs and earnings attributable to those Purchase Payments and PPBs) in the chronological order in which we received such Purchase Payments in the Contract.]

3039-07

Mortality and Expense Risk Charge (as a percentage of
Separate Account Contract Value)                        [1.35]%

Administration Charge (as a percentage of Separate
Account Contract Value)                                 [0.15]%

[Step-Up Death Benefit Charge:] (as a percentage of
Separate Account Contract Value):                       [0.20%]

[Commutation Charge

     For a fixed Annuity Option:

          1) the present value of any remaining guaranteed Fixed Annuity payments (as of the date of calculation), using a discount rate that is equal to the interest rate used in calculating the initial income payment; LESS

          2) the present value of any remaining guaranteed Fixed Annuity payments (as of the date of calculation), using a discount rate that is equal to the interest rate used in calculating the initial income payment plus 1%.

     For a variable Annuity Option:

          1) the present value of any remaining guaranteed Variable Annuity payments(as of the date of calculation), using a discount rate that is equal to the assumed investment rate used in calculating the initial income payment; LESS

          2) the present value of any remaining guaranteed Variable Annuity payments(as of the date of calculation), using a discount rate that is equal to the assumed investment rate used in calculating the initial income payment plus 1%.

We will determine the present value of any remaining guaranteed Variable Annuity payments by applying the Annuity Unit value next determined after we receive the election to commute the remaining payments at our Service Center.

This charge only applies to the calculation of lump sum payments with respect to any remaining annuity payments in the certain period under Annuity Options 1, 3, or 5 upon the death of an Annuitant during the Annuity Period, or in commutation of remaining annuity payments under Annuity Option 1.]

[Qualified Plan Loan Interest Rate Charged

Loans not subject to ERISA   5.50%
Loans subject to ERISA       Moody's Corporate Bond Yield Average--Monthly
                             Average Corporates (rounded to the nearest 0.25%)]

[Qualified Plan Loan Interest Rate Credited [greater of the minimum guaranteed Fixed Account interest Rate and Qualified Plan Loan Interest Rate charged less 2.5%]

Premium Tax:                 [X.XX]%

3039-07

INITIAL                      INITIAL ANNUAL EFFECTIVE     ALLOCATION
ALLOCATIONS                      INTEREST RATE(S)       PERCENTAGE(S)

[[insert fund name]                   N/A                    80%
Fixed Account                        [3.0%]                  20%]

[Separate Account: Commonwealth Annuity Separate Account A]

3039-07

                       THIS PAGE INTENTIONALLY LEFT BLANK

3039-07

DEFINITIONS

ACCUMULATION PERIOD--The period between the Date of Issue of a Contract and the Annuity Date.

ACCUMULATION UNIT--A unit of measurement used to determine the value of each Subaccount during the Accumulation Period. Each Subaccount will have an Accumulation Unit for each combination of charges.

ANNUITANT-- The person (s) during whose lifetime the annuity is to be paid. When two people are named as joint Annuitants, the term "Annuitant" means the joint Annuitants or the survivor.

ANNUITY DATE--The Valuation Date on which annuity payments are to commence. The Annuity Date may not be later than the Maximum Annuity Date stated in the Contract Schedule.

ANNUITY OPTION--One of several forms in which annuity payments can be made.

ANNUITY PERIOD--The period starting on the Annuity Date during which we make annuity payments to you.

ANNUITY UNIT--A unit of measurement used to determine the amount of Variable Annuity payments after the first payment.

BENEFICIARY--The person designated to receive any benefits under a Contract upon your death. (see Primary Beneficiary and Contingent Beneficiary).

CODE--The Internal Revenue Code of 1986, as amended.

COMPANY ("WE", "US", "OUR", "COMMONWEALTH ANNUITY")--Commonwealth Annuity and Life Insurance Company.

CONTINGENT BENEFICIARY--The person designated to receive any benefits under a Contract upon your death should all Primary Beneficiaries predecease you. In the event that a Contingent Beneficiary predeceases you, the benefits will be distributed pro rata to the surviving Contingent Beneficiaries. If there are no surviving Contingent Beneficiaries, the benefits wills be paid to your estate (see Beneficiary and Primary Beneficiary).

CONTRACT--A Flexible Premium Fixed and Variable Deferred Annuity Contract.

CONTRACT ANNIVERSARY--The same date each year as the Date of Issue. If there is no Valuation Date in a year that coincides with the Date of Issue, the Contract Anniversary is the next Valuation Date.

CONTRACT VALUE--The sum of your Fixed Account Contract Value and Separate Account Contract Value.

CONTRACT YEAR--A period of twelve consecutive months starting on the Date of Issue or on any Contract Anniversary.

CONTRIBUTION YEAR--Each Contract Year in which a Purchase Payment is made and each later year measured from the start of the Contract Year when the Purchase Payment was made. We only refer to Contribution Years for purposes of calculating the withdrawal charge.

DATE OF ISSUE--The date on which the first Contract Year commences.

3039-07

DEBT--The principal of any outstanding loan from the Fixed Account Contract Value, plus any accrued interest.

FIXED ACCOUNT-- A portion of a Contract that is supported by the assets of our General Account. We guarantee a minimum rate of interest on Purchase Payments (and corresponding PPBs) allocated and Contract Value transferred to the Fixed Account.

FIXED ACCOUNT CONTRACT VALUE--The value of your interest in the Fixed Account.

FIXED ANNUITY--An annuity under which we guarantee the amount of each annuity payment; it does not vary with the investment experience of a Subaccount.

FREE WITHDRAWAL AMOUNT--The guaranteed amount you may withdraw each Contract Year without incurring a withdrawal charge.

FUND OR FUNDS-- An investment company or separate series thereof, in which Subaccounts of the Separate Account invest.

GENERAL ACCOUNT--All our assets other than those allocated to any legally segregated separate account.

INVESTMENT OPTION--The Subaccounts and the Fixed Account available under the Contract for allocation of Purchase Payments and/or transfers of Contract Value.

MONTHIVERSARY--The same date each month as the Date of Issue. If the Date of Issue falls on the 29th, 30th, or 31st and there is no corresponding date in a subsequent month, the Monthiversary will be the last date of that month. If there is no Valuation Date in the calendar month that coincides with the Date of Issue, the Monthiversary is the next Valuation Date.

NON-QUALIFIED CONTRACT--A Contract which does not receive favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Code.

OWNER ("CONTRACT OWNER", "YOU", "YOUR", "YOURS")--The person(s) designated in the Contract Schedule who have the privilege of ownership of this Contract. The Contract may be owned by natural persons, or by trusts or custodial accounts that hold the Contract as agent for and for the sole benefit of a natural person. When two people are named as joint Owners, the term "Owner" means the joint Owners or the survivor. Joint Owners are not permitted if the Contract is owned by a non-natural person.

PRIMARY BENEFICIARY - The person designated to receive any benefits under a Contract upon your death. In the event that a Primary Beneficiary predeceases you, the benefits will be distributed pro rata to the surviving Primary Beneficiaries. In the event that all Primary Beneficiaries predecease you, proceeds will be paid to the surviving Contingent Beneficiaries (see Beneficiary and Contingent Beneficiary).

PURCHASE PAYMENTS--The dollar amount we receive in U.S. currency to buy the benefits the Contract provides. Purchase Payments do not include corresponding Purchase Payment Bonuses.

PURCHASE PAYMENT BONUS ("PPB")-- An additional amount we credit to your Contract Value with each Purchase Payment you make. Purchase Payment Bonuses are not part of your Purchase Payments.

QUALIFIED CONTRACT--A Contract issued in connection with a retirement plan which receives favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Code.

SEPARATE ACCOUNT--Commonwealth Annuity Separate Account A.

3039-07

SEPARATE ACCOUNT CONTRACT VALUE--The sum of your interests in the Subaccount(s).

SERVICE CENTER--P.O. Box 758550, Topeka, Kansas 66675-8550, [phone number].

SUBACCOUNTS--The subdivisions of the Separate Account, the assets of which consist solely of shares of the corresponding Fund.

VALUATION DATE--Each day when the New York Stock Exchange is open for trading, as well as each day otherwise required.

VALUATION PERIOD--The interval of time between two consecutive Valuation Dates.

VARIABLE ANNUITY--An annuity with payments varying in amount in accordance with the investment experience of the Subaccount(s) in which you have an interest.

WITHDRAWAL VALUE--The amount you will receive upon full surrender or the amount applied upon annuitization of the Contract. It is equal to the Contract Value minus Debt, any applicable withdrawal charge, premium taxes, and minus any applicable contract fee and pro rata portion of any rider charge. Federal and state income taxes and penalty taxes also may reduce the amount you receive if you surrender your Contract.

GENERAL PROVISIONS

THE CONTRACT -- This Contract, any written application attached to this Contract, and any endorsements and riders constitute the entire contract between the parties. All statements made in any attached application are deemed representations and not warranties. No statement will void this Contract or be used as a defense of a claim unless it is contained in an attached application.

MODIFICATION OF CONTRACT -- Only our president, secretary and assistant secretaries have the power to approve a change or waive any provisions of this Contract. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of this Contract.

Upon notice to you, this Contract may be modified by us as is necessary to comply with any law or regulation issued by a governmental agency to which we or the Separate Account is subject or as is necessary to assure continued qualification of this Contract under the Code or other laws relating to retirement plans or annuities or as otherwise may be in your best interest. In the event of a modification, we may make appropriate endorsement to this Contract and we will obtain all required regulatory approvals.

INCONTESTABILITY -- We cannot contest this Contract after it has been in force for two years from the issue date.

CHANGE OF ANNUITY DATE -- You may write to us prior to the payment of the death benefit or the first annuity payment date to request a change of the Annuity Date. The new Annuity Date must not be later than the Maximum Annuity Date stated in the Contract Schedule.

3039-07

ASSIGNMENT -- During the Accumulation Period and prior to the death of an Owner, you may assign a Non-Qualified Contract at any time by signing our form. No assignment is binding on us until we receive it, and we assume no responsibility for the validity of any assignment. Generally, an interest in a Qualified Contract may not be assigned. If an assignment of the Contract is in effect on the Annuity Date, we reserve the right to pay the assignee, in one sum, that portion of the Withdrawal Value to which the assignee appears to be entitled. Also, amounts payable during the Annuity Period may not be assigned or encumbered (to the extent permitted by law, annuity payments are not subject to levy, attachment or other judicial process for the payment of the payee's debts or obligations). An assignment may subject you to immediate tax liability and may subject you to a 10% tax penalty.

DUE PROOF OF DEATH -- We must receive written proof of the death of the Owner when a death benefit is payable. The proof may be a certified death certificate and all necessary claim paperwork.

WITHDRAWAL VALUES, DEATH BENEFITS, AND AMOUNTS APPLICABLE UPON ANNUITIZATION -- are not less than the minimum benefits required by the statutes of the state in which this Contract is delivered.

NON-PARTICIPATING -- This Contract does not pay dividends. It will not share in our surplus or earnings.

REPORTS -- At least once each Contract Year we will send you a statement showing Purchase Payments received, interest credited, investment experience and charges made since the last report, as well as any other information required by statute.

PREMIUM TAXES -- If we pay state premium taxes, we will deduct the amount paid from:

     -    Purchase Payments when we receive them, and/or

     -    Partial withdrawals or full surrender, and/or

     -    Death benefits, and/or

     - Contract Value applied to an Annuity Option at the time annuity payments start, and/or

     -    Annuity payments when we pay them.

If we deduct premium taxes from each annuity payment when we pay it, we will reduce each payment by the premium tax percentage multiplied by the amount of each payment until we have recovered an amount equal to the premium tax that we paid. In no case will we deduct a total of more than the premium tax that we paid.

QUALIFIED PLANS -- If this Contract is issued under a qualified plan additional provisions may apply. The rider or amendment to this Contract used to qualify it under the applicable section of the Code will indicate the extent of change in the provisions.

OWNERSHIP PROVISIONS

OWNER -- You may exercise every option and right conferred by this Contract including the right of assignment. You may add or change an Owner by written request to our Service Center with our prior approval, prior to the death of an Owner. Any replacement or additional Owner must not have attained the Maximum Owner Age prior to the Valuation Date we receive your request. You must furnish information sufficient to clearly identify the new Owner to us. The change is subject to any existing assignment of this Contract. When we record the effective date of the change, it will be the date the notice was signed except for action taken by us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require you to return this Contract to us for endorsement of a change.

3039-07

ANNUITANT -- The original Annuitant is shown in the Contract Schedule. For Contracts with natural owners, prior to the Annuity Date, you may add or change an Annuitant, by written request to our Service Center. For Contracts with non-natural Owners, prior to the Annuity Date, you may add or change an Annuitant with our prior approval. Additionally, for Contracts with non-natural owners, any replacement or additional Annuitant must not have attained the Maximum Annuitant Age prior to the Valuation Date we receive your request. On or after the Annuity Date, you may not change or add an Annuitant, for Contracts with natural or non-natural Owners.

There must be at least one Annuitant at all times. If an Annuitant who is not an Owner dies prior to the Annuity Date, the youngest Owner will become the new Annuitant unless there is a surviving joint Annuitant or a new Annuitant is otherwise named. We will not pay a death benefit upon the death of an Annuitant unless the sole Owner is a non-natural person. A death benefit of Withdrawal Value will be paid upon a change Annuitant if the sole Owner is a non-natural person. Joint Annuitants are only permitted in Non-Qualified Contracts.

BENEFICIARY DESIGNATION AND CHANGE OF BENEFICIARY -- The Beneficiary is stated in the Contract Schedule. You designate the Beneficiary. During the Accumulation Period and prior to the death of an Owner, you may change a Beneficiary at any time by signing our form. After the Annuity Date, the Beneficiary may be changed prior to the death of an Owner or the Annuitant. However, in the case of joint Owners, the surviving joint Owner is automatically the Primary Beneficiary and cannot be changed. No Beneficiary change is binding on us until we receive it. We assume no responsibility for the validity of any Beneficiary change. Under a Qualified Contract, the provisions of the applicable plan may prohibit a change of Beneficiary.

You may change the Beneficiary if you send a written change form to our Service Center. Changes are subject to the following:

     1.   The change must be filed while you are alive;

     2.   The Contract must be in force at the time you file a change;

     3. Such change must not be prohibited by the terms of an existing assignment, Beneficiary designation, or other restriction;

     4. Such change will take effect when we receive it. However, action taken by us before the change form was received will remain in effect;

     5. The request for change must provide information sufficient to identify the new Beneficiary; and

     6. In the case of joint Owners, we will consider the designation of a Beneficiary other than the surviving joint Owner to be a Contingent Beneficiary.

DEATH OF BENEFICIARY -- In the event that all Primary Beneficiaries predecease you, we will pay the death benefit proceeds to the surviving Contingent Beneficiaries. In the event that a Contingent Beneficiary predeceases you, we will distribute the benefits pro rata to the surviving Contingent Beneficiaries. If there are no surviving Contingent Beneficiaries, we will pay the benefits to your estate.

When multiple Beneficiaries are involved, we can not determine the death benefit proceeds until we receive the complete death benefit claim in good order, that is, receipt of proper elections from all Beneficiaries as well as proof of death. The Valuation Date on which we receive all required paperwork is the date the Contract is tendered for redemption and the date for calculation of the benefits.

3039-07

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENT LIMITATIONS -- You may make Purchase Payments during the Accumulation Period. We will not accept Purchase Payments after the date of death of an Owner or after the Maximum Purchase Payment Date shown in the Contract Schedule. The minimum initial and subsequent Purchase Payments are set forth in the Contract Schedule.

The sum of all Purchase Payments allocated to the Fixed Account in any Contract Year may not exceed the Maximum Fixed Account Purchase Payments Per Contract Year limitation shown on the Contract Schedule. We will aggregate multiple contracts you own for purposes of this limitation. Purchase Payments made under a systematic investment program that has been approved by us are not subject to the above limitation, but we reserve the right to modify or terminate this provision and to apply the above limitation to such Purchase Payments.

The sum of all Purchase Payments allocated to the Contract may not exceed the Maximum Total Purchase Payments shown on the Contract Schedule. We will aggregate multiple contracts you own for purposes of this limitation. In addition, for Qualified Contracts, the maximum annual amount of Purchase Payments may be limited by the retirement plan funded by the Contract.

We reserve the right to not allow you to allocate Purchase Payments to the Fixed Account if the Fixed Account interest rate applicable to such Purchase Payments would be less than or equal to 3%.

We reserve the right to waive or modify these limits. We also reserve the right not to accept any Purchase Payment. We do not include PPBs credited to your Contract Value when calculating any of these limits.

PURCHASE PAYMENT BONUS -- Each time you make a Purchase Payment, we will credit an additional amount to your Contract Value - the PPB. Each PPB we calculate is equal to a percentage, as set forth on the Contract Schedule page, of the Purchase Payment. All PPBs become part of the Contract Value at the same time and are allocated in the same manner and percentage as the corresponding Purchase Payment. PPBs are not considered to be Purchase Payments. The PPB is not considered to be an "investment in the contract" for income tax purposes.

LIMITATIONS ON YOUR PURCHASE PAYMENT BONUS -- We reserve the right to not credit your Contract Value with a PPB if at the time a Purchase Payment is made, the sum of partial withdrawals and loans made under the Contract exceeds the sum of Purchase Payments and loan repayments.

APPLICATION OF PURCHASE PAYMENTS -- You select allocation of Purchase Payments to the Subaccount(s) and the Fixed Account, if permitted. The PPB will be allocated in the same manner and proportion as the Purchase Payment allocation. When you allocate Purchase Payments and corresponding PPBs to a Subaccount, we credit Accumulation Units to that Subaccount based on the value of an Accumulation Unit, as computed after we receive the Purchase Payment at our Service Center. If we receive a Purchase Payment at our Service Center before 3:00 p.m. Central time, we will credit Accumulation Units based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a Purchase Payment at our Service Center on or after 3:00 p.m. Central time, we will credit Accumulation Units based on Accumulation Unit values determined at the end of the next Valuation Date. Purchase Payments (and corresponding PPBs) allocated to the Fixed Account begin earning interest one day after we receive them.

3039-07

We will credit an initial Purchase Payment (and corresponding PPB) no later than the end of the second Valuation Date following the Valuation Date we receive the Purchase Payment at our Service Center, provided that the Purchase Payment is preceded or accompanied by an application that contains sufficient information to establish an account and properly credit such Purchase Payment.

After the initial purchase, we determine the number of Accumulation Units credited by dividing the Purchase Payment (and corresponding PPB) allocated to a Subaccount by the Subaccount's Accumulation Unit value, as computed after we receive the Purchase Payment. After we determine the number of Accumulation Units credited, the number of Accumulation Units will not change due to investment experience. Accumulation Unit value varies to reflect the investment experience of the Subaccount and the assessment of charges against the Subaccount. We reduce the number of Accumulation Units when we assess the contract fee and any applicable rider charges.

PLACE OF PAYMENT -- All Purchase Payments under this Contract must be paid to us at the Service Center.

FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT -- The guaranteed benefits under this Contract are provided through the Fixed Account.

FIXED ACCOUNT CONTRACT VALUE -- The Fixed Account Contract Value includes:

     1. your Purchase Payments (and corresponding PPBs) allocated to the Fixed Account;

     2. amounts transferred from a Subaccount to the Fixed Account at your request; and

     3.   the interest credited to amounts so allocated or transferred.

We reduce the Fixed Account Contract Value when you make transfers and withdrawals from the Fixed Account, as well as when we assess Contract fees and charges against the Fixed Account.

We reserve the right to not allow you to allocate Purchase Payments or transfer Contract Value to the Fixed Account if the Fixed Account interest rate applicable to such amounts would be less than or equal to 3%.

We guarantee that Purchase Payments (and corresponding PPBs) allocated and Contract Value transferred to the Fixed Account earn, on a daily basis, a minimum fixed interest rate not less than the minimum guaranteed Fixed Account Rate set forth in the contract schedule. At our discretion, we may credit interest in excess of the minimum guaranteed Fixed Account Rate. With respect to each Purchase Payment allocation or Contract Value transfer to the Fixed Account, we reserve the right to change the rate of excess interest credited, although we will not declare or change any excess interest rate more frequently than once every twelve months. We also reserve the right to declare different rates of excess interest depending on when amounts are allocated or transferred to the Fixed Account and whether the source of the amount is Purchase Payments (and corresponding PPBs) allocated or Contract Value transferred. This means that amounts at any designated time may be credited with a different rate of excess interest than the rate previously credited to such amounts and to amounts allocated or transferred at any other designated time, and that these rates of excess interest may differ based on the source of the amount.

3039-07

We will declare a current Fixed Account interest rate for each Purchase Payment (and corresponding PPB) allocated and for each transfer of Contract Value to the Fixed Account. The amount allocated or transferred will be credited that rate through the end of the Initial Period shown in the contract schedule. At the beginning of each subsequent guarantee period shown in the contract schedule, we will declare the Fixed Account interest rate applicable for that period. We reserve the right to declare the current Fixed Account interest rate based upon: the Date of Issue; the date we receive a Purchase Payment, the date of any transfer of Contract Value to the Fixed Account, and whether the source is a Purchase Payment (and corresponding PPB) allocated or Contract Value transferred.

We calculate the interest credited to the Fixed Account by compounding daily, at daily interest rates, rates which would produce at the end of 12 months a result identical to the one produced by applying an annual interest rate.

While there is a loan, we will credit the portion of the Fixed Account Contract Value securing the Debt with interest at the credited loan interest rate set forth in the Contract Schedule, instead of the current interest rate credited to the Fixed Account. However, this rate will never be lower than the minimum guaranteed Fixed Account interest rate shown in the Contract Schedule.

VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT -- The variable benefits under this Contract are provided through the Separate Account identified in the Contract Schedule. The Separate Account is registered with the Securities and Exchange Commission ("SEC") as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"). It is a separate investment account maintained by us.

LIABILITIES OF SEPARATE ACCOUNT -- Benefits provided under the Contracts are our obligations. Although the assets in the Separate Account are our property, they are held separately from our other assets and are not chargeable with liabilities arising out of any other business we may conduct. Income, capital gains and capital losses, whether or not realized, from the assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to the income, capital gains and capital losses arising out of any other business we may conduct.

SUBSTITUTION -- We reserve the right to make additions to, deletions from, or substitutions for the shares held by the Separate Account or that the Separate Account may purchase. If investment in the Funds is no longer possible, in our judgment becomes inappropriate for the purposes of the Contract, or for any other reason in our sole discretion, we may substitute another fund without your consent. The substituted fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future premiums, or both. However, no such substitution will be made without the approval of the Securities and Exchange Commission, if required. Furthermore, we may close Subaccounts to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion. The Funds, which sell their shares to the Subaccounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Subaccounts.

RIGHTS RESERVED BY THE COMPANY -- We may establish additional Subaccounts of the Separate Account, each of which would invest in a new fund, or in shares of another investment company. New Subaccounts may be established when, at our discretion, marketing needs or investment conditions warrant. New Subaccounts may be made available to existing Owners as we determine. We may also eliminate or combine one or more Subaccounts, transfer assets, or substitute one Subaccount for another Subaccount, if, in our discretion, marketing, tax, or investment conditions warrant. We will notify you of any such changes.

3039-07

If we deem it to be in the best interests of persons having voting rights under the Contract, we may deregister the Separate Account under the 1940 Act, make any changes required by the 1940 Act, operate the Separate Account as a management investment company under the 1940 Act or any other form permitted by law, transfer all or a portion of the assets of a Subaccount or Separate Account to another Subaccount or separate account pursuant to a combination or otherwise, and create new separate accounts. Before we make certain changes we may need approval of the SEC and applicable state insurance departments. We will notify you of any changes.

ACCUMULATION UNIT VALUE -- Each Subaccount has Accumulation Unit values for each combination of asset based charges. When Purchase Payments (and corresponding
PPBs) are allocated to a Subaccount, the number of units credited is based on the Subaccount's applicable Accumulation Unit value at the end of the current Valuation Period. When amounts are transferred out of or deducted from a Subaccount, units are redeemed in a similar manner.

The Accumulation Unit value at the end of each subsequent Valuation Period is the relevant investment experience factor for that Valuation Period times the Accumulation Unit value for the preceding Valuation Period.

Each Subaccount has its own investment experience factor for each combination of charges. The investment experience of the Separate Account is calculated by applying the investment experience factor to the Accumulation Unit value in each Subaccount during a Valuation Period.

INVESTMENT EXPERIENCE FACTOR -- The investment experience factor of a Subaccount for any Valuation Period is determined by the following formula:

     (1 divided by 2) minus 3, where:

          (1) is:

               - the net asset value per share of the Fund held in the Subaccount as of the end of the current Valuation Period; plus

               - the per share amount of any dividend or capital gain distributions made by the Fund held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

               - a charge or credit for any taxes reserved for the current Valuation Period which we determine have resulted from the investment operations of the Subaccount;

          (2) is the net asset value per share of the Fund held in the Subaccount as of the end of the preceding Valuation Period; and

          (3) is the factor representing asset-based charges (the mortality and expense risk charge, the administration charge, and any applicable rider charges.)

TRANSFER PROVISIONS

During the Accumulation Period, you may transfer Contract Value among the Subaccounts and the Fixed Account subject to the following provisions:

     - The minimum amount which may be transferred is $500 for each Subaccount and Fixed Account or, if smaller, the remaining amount in the Fixed Account or a Subaccount.

3039-07

     - No partial transfer will be made if the remaining Contract Value of the Fixed Account or any Subaccount will be less than $100 unless the transfer will eliminate your interest in such account.

     - Total transfers out of the Fixed Account in any Contract Year may not exceed 25% of the value of the Fixed Account as of the prior Contract Anniversary or, in the case of transfers in the first Contract Year, the Date of Issue. Transfers made under a systematic investment program approved by us are not currently subject to this limitation, but we reserve the right to impose this or a modified limitation on such transfers in the future. The entire Fixed Account Contract Value may be transferred if a transfer out of the Fixed Account would otherwise result in a Fixed Account Contract Value less than $5,000.

     - We will limit a transfer out of the Fixed Account to an amount that equals the Fixed Account Contract Value less Debt, less any premium taxes and withdrawal charge that would apply to the total withdrawal of the Fixed Account Contract Value at the time that you make the transfer, and less interest for one calendar year on any loan at the time that you make the transfer.

     - Total transfers into the Fixed Account in any Contract Year, that would be credited a current interest rate of 3% or less, may not exceed 25% of Contract Value as of the prior Contract Anniversary or, in the case of transfers in the first Contract Year, the Date of Issue. Transfers made under a systematic investment program approved by us are not currently subject to this limitation, but we reserve the right to impose this or a modified limitation on such transfers in the future.

     - We reserve the right to not allow any transfer into the Fixed Account if the Fixed Account interest rate applicable to such transfer would be less than or equal to 3%.

     - If you request a transfer from a specific Subaccount or from the Fixed Account, we will transfer Purchase Payments (and PPBs and earnings attributable to those Purchase Payments and PPBs) previously allocated or transferred to that Subaccount or to the Fixed Account, in the chronological order in which we received such Purchase Payments in the Contract. Otherwise, we will transfer Purchase Payments (and earnings attributable to those Purchase Payments and PPBs) previously allocated or transferred to all Subaccounts and the Fixed Account in which you have an interest, in the chronological order in which we received such Purchase Payments in the Contract.

     - You must request transfers in excess of $250,000 per Contract, per day, through standard United States mail.

We reserve the right to require transfers into and out of certain Subaccounts in excess of $50,000, per Contract, per day, to be requested through standard United States mail.

Any transfer request must clearly specify the amount which is to be transferred and the names of the Subaccounts and/or the Fixed Account that are affected.

DISRUPTIVE TRADING -- This Contract is not designed for use by individuals, professional market timing organizations, or other entities that engage in short-term trading, frequent transfers, programmed transfers or transfers that are large in relation to the total assets of a Fund (collectively, "Disruptive Trading"). Your ability to make transfers is subject to modification or restriction if we determine, in our sole opinion, that your exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other contract owners (or others having an interest in the Contract).

3039-07

If we determine you are engaged in disruptive trading, we reserve the right to prohibit transfers requested by [TELEPHONE, FAX, OVERNIGHT MAIL, OR INTERNET. WE MAY REQUIRE THAT YOU SUBMIT WRITTEN TRANSFER REQUESTS WITH AN ORIGINAL SIGNATURE TO OUR SERVICE CENTER BY STANDARD UNITED STATES MAIL. WE RESERVE THE RIGHT TO RESTRICT THE TRANSFER PRIVILEGES OF OTHERS ACTING ON YOUR BEHALF. WE MAY ALSO LIMIT THE NUMBER OF TRANSFERS YOU MAY MAKE TO [TWELVE] DURING A CALENDAR YEAR AND WE MAY LIMIT THE NUMBER OF TIMES YOU MAY TRANSFER CONTRACT VALUE INTO PARTICULAR SUBACCOUNTS TO [TWELVE] TRANSFERS DURING A CALENDAR YEAR.] We reserve the right to impose, without prior notice, additional or alternate restrictions on allocations and transfers that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other contract owners or other holders of the Funds. We will reverse any transactions inadvertently processed in contravention of our restrictions within two days of the date the inadvertently processed transaction occurred.

Our procedures may vary among the Subaccounts. We reserve the right to not effect certain allocations or transfers that you have requested if a Fund refuses a transfer request from us. We reserve the right to administer and collect any redemption fees imposed by the Funds on their behalf. Upon request by a Fund, we reserve the right to provide to the Fund information about your trading activity, and execute instructions from the Fund to restrict or prohibit further purchases or transfers by you.

TRANSFER PROCEDURES -- We will make transfers pursuant to proper written or telephone instructions to our Service Center that specify in detail the requested changes. Transfers involving a Subaccount will be based upon the Accumulation Unit values determined following our receipt of complete transfer instructions. If we receive a transfer request at our Service Center before 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a transfer request at our Service Center on or after 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of the next Valuation Date. If you or your authorized representative call us to request a telephone transfer but have not given instructions to us prior to 3:00 p.m. Central Time, even if due to our delay in answering your call, we will consider your telephone transfer request to be received after 3:00 Central Time.

WITHDRAWAL AND SURRENDER PROVISIONS

WITHDRAWALS AND SURRENDERS DURING THE ACCUMULATION PERIOD -- You may make a partial withdrawal subject to the restrictions set forth below. You also may withdraw all of the Withdrawal Value and surrender the Contract. The following rules may apply:

     - You may withdraw up to the Free Withdrawal Amount in any Contract Year and we will not assess a withdrawal charge. However, if you withdraw more than the Free Withdrawal Amount in any Contract Year, the excess amount withdrawn may be subject to a withdrawal charge. We also may assess a withdrawal charge upon surrender of the Contract, although we will first apply the Free Withdrawal Amount.

     - Withdrawals and surrenders may be subject to federal and state income tax and a 10% penalty tax.

     - Partial withdrawals reduce your Contract Value and your death benefit. Certain withdrawals also may reduce the value of the guarantees provided by riders.

     - Your ability to withdraw or surrender may be limited by the terms of a qualified plan such as Section 403(b) plans.

     - We may assess the contract fee and a pro rata portion of the rider charges upon full surrender.

     -    We may assess premium taxes on partial withdrawals and surrenders.

3039-07

You may request a partial withdrawal subject to the following:

     - The partial withdrawal must be at least $500 from each Investment Option from which the withdrawal is requested, or the full amount of the Investment Option, if smaller.

     - You must leave at least $100 in each Investment Option after a withdrawal unless the account is eliminated by the withdrawal.

     - We will limit a withdrawal from the Fixed Account to an amount that equals the Fixed Account Contract Value less Debt, less any premium taxes and withdrawal charge that would apply to the total withdrawal of the Fixed Account Contract Value at the time that you make the withdrawal, and less interest for one calendar year on any loan at the time that you make the withdrawal.

     - At least $500 of Contract Value must remain in the Contract after the withdrawal or we will surrender your Contract (which means that withdrawal charges, federal and state income taxes and tax penalties, and premium taxes may apply).

     - At least $500 of Contract Value must remain in the Contract after the withdrawal or we will surrender your Contract (which means that withdrawal charges, federal and state income taxes and tax penalties, and premium taxes may apply).

     - Direct transfers, rollovers, and 1035 exchanges are not permitted if there is an outstanding loan.

     - If you request a withdrawal from a specific Subaccount or from the Fixed Account, we will reduce Purchase Payments (and PPBs and earnings attributable to those Purchase Payments and PPBs) previously allocated or transferred to that Subaccount or to the Fixed Account, in the chronological order in which we received such Purchase Payments in the Contract. Otherwise, withdrawals will reduce Purchase Payments (and PPBs and earnings attributable to those Purchase Payments and PPBs) previously allocated or transferred to all Subaccounts and the Fixed Account in which you have an interest, in the chronological order in which we received such Purchase Payments in the Contract.

For purposes of calculating the withdrawal charge on partial withdrawals and surrenders, we assume that amounts are withdrawn from Purchase Payments (and PPBs and earnings attributable to those Purchase Payments and PPBs) in the chronological order in which they were received. We apply the withdrawal charge on each Purchase Payment (and the PPB and earnings attributable to that Purchase Payment and PPB) withdrawn or surrendered during the first 8 Contribution Years following our receipt of the Purchase Payment. We do not impose the withdrawal charge on any Purchase Payment (or the PPB or earnings attributable to that Purchase Payment and PPB) withdrawn or surrendered more than eight Contribution Years following our receipt of that Purchase Payment. We calculate the withdrawal charge separately for each Purchase Payment (and the PPB and earnings attributable to that Purchase Payment and PPB).

Currently, we do not assess withdrawal charges on required minimum distributions but reserve the right to do so.

WITHDRAWAL AND SURRENDER PROCEDURES -- Election to withdraw (including the withdrawal amount) shall be made in writing to us at our Service Center and should be accompanied by this Contract if surrender is requested. The Withdrawal Value attributable to the Subaccounts is determined on the basis of the Accumulation Unit values calculated after we receive the request. If we receive a withdrawal or surrender request at our Service Center before 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a withdrawal or surrender request at our Service Center on or after 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of the next Valuation Date.

3039-07

PAYMENTS TO CONTRACT OWNERS

Generally, we will make any death benefit, loan, withdrawal, surrender, or annuity payment to you or effect any transfer within seven days after the date we receive your proper request at our Service Center. However, we may suspend or postpone payments of any amount where permitted under applicable federal or state laws, rules, or regulations.

We may suspend or defer payments or transfers involving any Subaccount:

     -    during any period when the New York Stock Exchange is closed,

     - when trading is restricted or the SEC determines an emergency exists, or

     -    as the SEC by order may permit.

We also may defer any payment or transfer from the Fixed Account for the period permitted by law. During the deferral period, we will continue to credit interest at the current applicable interest rates. This can never be more than six months after you send us the request.

LOAN PROVISIONS - ONLY AVAILABLE ON CERTAIN QUALIFIED PLANS

The Owner of a Contract issued as a tax sheltered annuity under Section 403(b) of the Code or with a qualified plan under Code Section 401 may request a loan (if permitted by the qualified plan) any time during the Accumulation Period. Only one loan may be outstanding on a Contract at a given time. The outstanding loan must be repaid in full before the next loan may be granted.

The maximum loan available is the Fixed Account Contract Value, less any premium taxes and withdrawal charge that would apply to the total withdrawal of the Fixed Account Contract Value at the time that you make the loan, and less interest for one calendar year on the loan at the time that you make the loan. Federal tax law further restricts the total amount of your plan loans to the lesser of (i) 50,000, reduced by the excess of the highest outstanding balance of your loans during the one-year period preceding the date of a loan, over the outstanding balance of your loans, or (ii) the greater of 50% of your plan account value or $10,000. We may defer granting a loan for six months from the date we receive the written loan request at our Service Center.

LOAN INTEREST -- Interest will be charged on your loan amount pursuant to the Qualified Plan Loan Interest Rate Charged set forth in the Contract Schedule. We are not responsible for determining whether this rate is a "reasonable interest rate" as required by the Employee Retirement Income Security Act of 1974 and we make no representations to that effect.

While a loan is outstanding, we will credit the value securing the loan with interest at the Qualified Plan Loan Interest Rate Credited set forth in the Contract Schedule, instead of the current interest rate credited to the Fixed Account. This rate will never be lower than the minimum guaranteed Fixed Account interest rate shown in the Contract Schedule.

If there is an outstanding loan balance when the Contract is surrendered or annuitized, or when a death benefit is paid, the amount payable will be reduced by the amount of the loan outstanding plus accrued interest. In addition, loans, whether or not repaid, will have a permanent effect on the Contract Value because the investment results of the Investment Options will apply only to the unborrowed portion of the Contract Value. The longer a loan is unpaid, the greater the effect is likely to be. The effect could be favorable or unfavorable. If investment results are greater than the rate being credited on amounts held in your loan account while your loan is unpaid, your Contract Value will not increase as rapidly as it would have if no loan were unpaid. If investment results are below that rate, your Contract Value will be greater than it would have been had no loan been outstanding. We will apply any repayment of Debt first to reduce that part of the Debt that can be attributed to interest, and then to that part of the Debt that can be attributed to principal.

3039-07

LOAN PAYMENT -- You may repay the Debt in full or in part at any time prior to the Annuity Date. If the Debt equals or exceeds the Fixed Account Contract Value, less any premium taxes and withdrawal charge that would apply to the total withdrawal of the Fixed Account Contract Value, your interest in the Fixed Account will terminate. The termination occurs thirty-one days after we mail notice of termination to your last known address and that of any assignee of record.

If we receive a loan request at our Service Center before 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a loan request at our Service Center on or after 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of the next Valuation Date.

DEATH BENEFIT PROVISIONS

AMOUNT PAYABLE UPON DEATH -- If an Owner dies before the Annuity Date, we will calculate the death benefit on the Valuation Date we receive due proof of the Owner's death.

If an Owner's death occurs prior to the older Owner's 75th birthday, the death benefit will be equal to the greater of (A) or (B), less any premium taxes, where:

          (A) = The Contract Value less Debt, on the Valuation Date we receive due proof of death;

          (B) = The Purchase Payment Value (described below) less Debt, on the Valuation Date we receive due proof of death.

If an Owner's death occurs on or after the older Owner's 75th birthday, the death benefit will be equal to (A) above, less any premium taxes.

PURCHASE PAYMENT VALUE -- The Purchase Payment Value on the Date of Issue is equal to the initial Purchase Payment (not including the corresponding PPB), less any premium taxes. We will increase the Purchase Payment Value by the amount of each subsequent Purchase Payment (not including the corresponding
PPB), less any premium taxes. The Purchase Payment Value after a withdrawal will be equal to the lesser of:

     (a) The Purchase Payment Value immediately prior to the withdrawal minus the amount of the withdrawal (including any withdrawal charges, premium taxes, and federal and state income taxes and penalty taxes); or

     (b) The Purchase Payment Value immediately prior to the withdrawal multiplied by the Proportional Reduction Factor below.

               The Proportional Reduction Factor is equal to (1) divided by (2), where:

                    (1)  is the Contract Value after the withdrawal, and

                    (2) is the Contract Value immediately prior to the withdrawal.

PAYMENT OF DEATH BENEFITS -- If there is only one Owner under the Contract, we will pay the death benefit to the Beneficiary upon the death of such Owner before the Annuity Date. Upon the death of a joint Owner before the Annuity Date, we will pay the death benefit to the surviving joint Owner. We will pay the death benefit upon the first to die of any joint Owners. If any Owner is not a natural person, we will treat each Annuitant under the Contract as an Owner for death benefit payment purposes and we will pay the death benefit upon the death of any Annuitant. If any Owner is not a natural person, we will treat each Annuitant under the Contract as an Owner for death benefit payment purposes and we will pay the death benefit of Withdrawal Value upon the change of any Annuitant.

3039-07

We will pay the death benefit to the Beneficiary (or joint Owner, if applicable) after we receive due proof of death. We will then have no further obligation under the Contract. The Valuation Date on which we receive all required paperwork is the date the Contract is tendered for redemption and the date for calculation of the benefits.

Due proof of death means our receipt of a certified death certificate and all necessary claim paperwork, the return of the Contract and such other information we may require to process the death benefit. If we receive due proof of death at our Service Center before 3:00 p.m. Central Time, we will calculate the death benefit based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a due proof of death at our Service Center on or after 3:00 p.m. Central Time, we will calculate the death benefit based on Accumulation Unit values determined at the end of the next Valuation Date.

When multiple Beneficiaries are involved, death benefits cannot be determined until we receive the complete death benefit claim in good order, that is, receipt of proper elections from all Beneficiaries as well as proof of death.

The death benefit may be paid in a lump sum. The Beneficiary (or the surviving joint Owner) may defer this sum for up to five years from the date of death. Instead of a lump sum payment, the Beneficiary or the surviving joint Owner, as the case may be, may elect to have the death benefit distributed as stated in Annuity Option 1 for a period not to exceed the Beneficiary's (or the surviving joint Owner's) life expectancy; or Annuity Option 2 or 3 based upon the life expectancy of the Beneficiary (or the surviving joint Owner) provided with respect to Annuity Option 3 that such life expectancy exceeds the certain period of 10 years. The Beneficiary (or the surviving joint Owner) must make this election within 60 days of the time we receive due proof of death, and distribution under these annuity payment options must commence within one year of the date of death. If the death benefit is requested in an amount other than a lump sum and the death benefit is greater than the Contract Value, we reserve the right to credit the amount of the death benefit that exceeds the Contract Value to the money market Subaccount listed in the Contract Schedule. If, however, the money market Subaccount listed in the Contract Schedule is not available as an Investment Option under the Contract at that time, then we will credit the death benefit among the Investment Options in the same proportion that the value of each Investment Option bears to the total Contract Value.

If the Beneficiary is not a natural person, the Beneficiary must elect that the entire death benefit be distributed within five years of your death.

If your spouse is the only Primary Beneficiary when you die, your surviving spouse may elect to be the successor Owner of the Contract by completing the spousal continuation section of the claim form submitted with due proof of your death. The date of continuance of the Contract will be the Valuation Date that we receive due proof of your death. Your surviving spouse will become the Annuitant if no Annuitant is living at the time of your death.

If your surviving spouse elects to become the successor Owner of the Contract on your death, thereby waiving claim to the death benefit otherwise payable, we will not pay out a death benefit on your death. Instead, we will increase the Contract Value on the Valuation Date we receive due proof of your death to equal the death benefit amount otherwise payable (if the death benefit is greater than the Contract Value), subject to the following:

     - We will credit the amount of the death benefit that exceeds the Contract Value to the money market Subaccount listed in the Contract Schedule. If, however, the money market Subaccount listed in the Contract Schedule is not available as an Investment Option under the Contract at that time, then we will credit the death benefit among the Investment

3039-07

          Options in the same proportion that the value of each Investment Option bears to the total Contract Value.

     - On the date of continuance, your surviving spouse may elect any optional enhanced death benefit then offered by us. All such death benefits will be subject to the terms and conditions then in effect at the time of continuance. All charges and benefits will be calculated as if the coverage was issued to the surviving spouse on the date of continuance and the Contract Value on the date of continuance resulted from receipt of an initial Purchase Payment in that amount.

     - We will assess withdrawal charges, if any, only on Purchase Payments (and PPBs and earnings attributable to those Purchase Payments and PPBs) we receive after the date of continuance.

     - Any subsequent spouse of your surviving spouse will not be entitled to continue the Contract upon the death of the surviving spouse.

If any Owner dies on or after the Annuity Date, and before the entire interest in the Contract has been distributed, any remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of death.

In all events, we will pay or apply the Contract's death benefit in accordance with Sections 72(s) or 401(a)(9) of the Code, as applicable.

ANNUITY PERIOD PROVISIONS

Contracts may be fully annuitized under one of several Annuity Options, which are available either on a fixed or variable basis. You may annuitize any time after the Minimum Annuity Date shown in the Contract Schedule. Annuity payments will begin on the Annuity Date under the Annuity Option you select. You may write to us prior to the payment of the death benefit or the first annuity payment date to request a change of the Annuity Date. The Annuity Date may not be later than the Maximum Annuity Date stated in the Contract Schedule. We do not permit partial annuitization.

ANNUITY PAYMENTS - The amount of the first annuity payment depends on:

     -    the selected Annuity Option, and

     - the Annuity Option rates derived from the mortality tables specified in this Contract (for Annuity Options 2, 3, 4, and 5), and

     -    the age and gender of the Annuitant, and

     -    the Withdrawal Value on the Annuity Date, and

     - the assumed investment rate (if variable annuitization is elected), and

     - the guaranteed minimum interest rate for annuitizations specified in this Contract (if fixed annuitization is elected).

Under variable annuitization, you will receive the value of a fixed number of Annuity Units each month. An Annuity Unit's value reflects the investment performance of the Subaccount(s) selected. As a result, annuity payments will vary accordingly.

ANNUITY OPTIONS -- You may elect one of the Annuity Options. We must receive an election of an Annuity Option in writing at our Service Center at least 15 calendar days before the Annuity Date. If no Annuity Option is elected, monthly annuity payments will be made in accordance with Option 3 below if there is one Annuitant on the Annuity Date or under Option 5 if there are joint Annuitants on the Annuity Date. You may change an Annuity Option before the Annuity Date. You

3039-07
cannot change an Annuity Option after the first annuity payment is made. We reserve the right to add additional Annuity Options in the future.

An election before the Annuity Date will be revoked by: 1) a subsequent change of Beneficiary, or 2) an assignment of the Contract unless the assignment provides otherwise.

The Annuity Option selected must result in an initial payment that is at least equal to our minimum payment, according to our rules, at the time the Annuity Option is chosen. If the selected Annuity Option does not produce an initial payment which meets this minimum, we reserve the right to decrease the payment frequency to quarterly, semi-annually, or annually to meet this minimum, or to make a single lump sum payment.

If you die before the Annuity Date, available Annuity Options are limited. The Annuity Options available are:

     -    Option 2 over the lifetime of the Beneficiary, or

     - Option 1 or 3 with a specified period or certain period no longer than the life expectancy of the Beneficiary. The life expectancy of the Beneficiary must be at least ten years as of the date that he or she elects Option 1 or Option 3.

The death benefit distribution must begin no later than one year from your death, unless a later date is permitted by federal regulation.

If the Beneficiary is not an individual, the entire interest must be distributed within five years of your death.

OPTION 1--INCOME FOR SPECIFIED PERIOD. Option 1 provides an annuity payable monthly for ten years. If you must take required minimum distributions from a Qualified Contract, consult a tax advisor before selecting this Option, as it may not satisfy those requirements in all situations.

OPTION 2--LIFE INCOME. Option 2 provides for an annuity payable monthly over the lifetime of the Annuitant. If Option 2 is elected, annuity payments terminate automatically and immediately on the Annuitant's death without regard to the number or total amount of payments made. Thus, it is possible for you to receive only one payment if death occurred prior to the date the second payment was due.

OPTION 3--LIFE INCOME WITH INSTALLMENTS GUARANTEED. Option 3 provides an annuity payable monthly for a certain period of 10 years and thereafter during the Annuitant's lifetime. If you must take required minimum distributions from a Qualified Contract, consult a tax advisor before selecting this Option, as it may not satisfy those requirements in all situations.

OPTION 4--JOINT AND SURVIVOR ANNUITY. Option 4 provides an annuity payable monthly while both Annuitants are living. Upon either Annuitant's death, the monthly income payable continues over the life of the surviving Annuitant at a percentage of the original payment. The percentage payable must be selected at the time the Annuity Option is chosen. The percentages available are 50%, 66 2/3%, 75% and 100%. Annuity payments terminate automatically and immediately upon the surviving Annuitant's death without regard to the number or total amount of payments received.

OPTION 5--JOINT AND SURVIVOR ANNUITY WITH INSTALLMENTS GUARANTEED. Option 5 provides an annuity payable monthly for a certain period of 10 years and thereafter while either Annuitant is alive. If you must take required minimum distributions from a Qualified Contract, consult a tax advisor before selecting this Option, as it may not satisfy those requirements in all situations.

In lieu of monthly payments, you may request quarterly, semi-annual, or annual payments, with our prior approval.

3039-07

ALLOCATION OF ANNUITY - When you elect an Annuity Option, you may request that we reallocate your Contract Value on the Annuity Date among the Investment Options you choose to arrange for payments on a fixed or variable basis, or a combination of both. A reallocation on the Annuity Date will not be subject to the transfer restrictions that we would normally impose. If we do not receive an election, any Fixed Account Withdrawal Value will be annuitized on a fixed basis and any Separate Account Withdrawal Value will be annuitized on a variable basis.

Transfers among the Subaccounts during the Annuity Period are permitted subject to certain limitations. We reserve the right to restrict the number of Subaccounts available during the Annuity Period.

FIXED ANNUITY PAYMENTS -We calculate the portion of the Withdrawal Value that you elected to have paid to you as Fixed Annuity payments. We apply an annuity factor for the Annuity Option that you selected to this value to determine the first Fixed Annuity payment. Each Fixed Annuity payment will be equal to the first regardless of investment, mortality or expense experience, unless the Annuity Option selected specifies that there is to be a reduction in payments after the death of an Annuitant.

VARIABLE ANNUITY PAYMENTS -We calculate the portion of the Withdrawal Value that you elected to have paid to you as Variable Annuity payments from each Subaccount. We apply an annuity factor for the Annuity Option that you selected to this value for each Subaccount to determine the first Variable Annuity payment for that Subaccount. The first Variable Annuity payment for each Subaccount is divided by the Annuity Unit value for that Subaccount to establish the number of Annuity Units per payment for that Subaccount. The number of units will not change after the initial determination unless a transfer occurs or the Annuity Option selected specifies that there is to be a reduction in payments upon the death of an Annuitant. Future Variable Annuity payments are determined by multiplying the number of Annuity Units per payment for each Subaccount by the Annuity Unit value for that Subaccount at the end of the Valuation Date that each annuity payment is due and summing the result.

BASIS OF ANNUITY OPTIONS - This Contract contains tables for each Annuity Option that show the guaranteed monthly payment for each $1,000 applied to an Annuity Option. The guaranteed monthly payments are based on an interest rate (or assumed investment rate if variable annuitization is elected) of 2.50% per year and, where mortality is involved, the "Annuity 2000 Table" developed by the Society of Actuaries projected using Scale G to the year 2015. We may offer annuity rates for Fixed Annuity Payments that are more favorable than those contained in this Contract. Any such rates will be applied uniformly to all Owners of the same class. We may also offer Variable Annuity payment options based on assumed investment rates other than 2.50%, but not greater than 5.00%.

ANNUITY UNIT VALUE -- Annuity Unit values are determined independently for each Subaccount. The Annuity Unit value at the end of any Valuation Period is equal to a. multiplied by b. multiplied by c. where:

     a    s the Annuity Unit value at the end of the preceding Valuation Period;

     b    is the net investment experience factor for the current Valuation
          Period;

     c is an interest factor of 0.99993235 for each calendar day in the current Valuation Period. The interest factor offsets the assumed investment rate of 2.5% per annum used in the Annuity Option Tables in this Contract. A different interest factor will be used if we offer other assumed investment rates.

The net investment experience factor for a Subaccount for the current Valuation Period is equal to x. divided by y. where:

3039-07
          x is the Subaccount's Accumulation Unit value at the end of the current Valuation Period;

          y is the Subaccount's Accumulation Unit value at the end of the preceding Valuation Period.

TRANSFERS DURING THE ANNUITY PERIOD -- During the Annuity Period, you may, by written request to our Service Center, transfer Contract Value from one Subaccount to another Subaccount, subject to the following limitations:

     - Transfers among Subaccounts are prohibited during the first year of the Annuity Period; subsequent transfers are limited to one per year.

     - Your interest in a Subaccount must be transferred in increments of 25%.

     - Your annuity payments for the Subaccount you are transferring to must be at least $100 after the transfer. Your annuity payments for the Subaccount you are transferring from must be at least $100 after the transfer, unless the transfer will eliminate your interest in the Subaccount.

     -    You may not transfer to or from the Fixed Account.

We calculate the number of Annuity Units per payment for the Subaccount you are transferring to, as A multiplied by B divided by C, where:

     - A = The number of Annuity Units per payment for the Subaccount you are transferring from;

     - B = The Annuity Unit value of the Subaccount you are transferring from; and

     -    C = The Annuity Unit value of the Subaccount you are transferring to.

TRANSFER PROCEDURES -- We will make transfers pursuant to proper written or telephone instructions to our Service Center that specify in detail the requested changes. Transfers involving a Subaccount will be based upon the Annuity Unit values determined following our receipt of complete transfer instructions. If we receive a transfer request at our Service Center before 3:00 p.m. Central Time, we will process the request based on Annuity Unit values determined at the end of that Valuation Date. If we receive a transfer request at our Service Center on or after 3:00 p.m. Central Time, we will process the request based on Annuity Unit values determined at the end of the next Valuation Date. If you or your authorized representative call us to request a telephone transfer but have not given instructions to us prior to 3:00 p.m. Central Time, even if due to our delay in answering your call, we will consider your telephone transfer request to be received after 3:00 Central Time.

We may suspend, change or terminate the transfer privilege at any time.

DEATH PROCEEDS -- If the Annuitant dies, we will automatically continue any unpaid installments for the remainder of the certain period under Annuity Options 1, 3 or 5. If you elect, we will pay a lump sum payment of the present value of the remaining payments in the certain period. The election to receive the lump sum payment must be made within 60 days of our receipt of due proof of death of the Annuitant or joint Annuitants.

We deduct a commutation charge, as set forth in the Contract Schedule, if you request a lump sum payment with respect to: 1) any remaining periodic payments in the certain period under Annuity Options 1, 3 and 5 upon the death of an Annuitant during the Annuity Period; or 2) any remaining payments under Annuity Option 1.

If Annuity Option 2 is elected, annuity payments terminate automatically and immediately upon the Annuitant's death without regard to the number or total amount of payments made. Thus, it is possible that only one payment will be received if death occurred prior to the date the second payment was due.

3039-07

Under Annuity Option 4, Annuity payments terminate automatically and immediately upon the surviving Annuitant's death without regard to the number or total amount of payments received.

If an Owner, who is not also an Annuitant, dies after the Annuity Date, the following provisions apply:

     - If the Owner was the sole Owner, the remaining annuity payments will be payable to the Beneficiary in accordance with the provisions described above. The Beneficiary will become the Owner of the Contract.

     - If the Contract has joint Owners, the annuity payments will be payable to the surviving joint Owner in accordance with the provisions described above. Upon the death of the surviving joint Owner, the Beneficiary becomes the Owner.

MISCELLANEOUS PROVISIONS

EVIDENCE OF AGE, SEX AND SURVIVAL -- We may require satisfactory evidence of the age, sex and the continued survival of any person on whose life the income is based.

MISSTATEMENT OF AGE OR SEX -- If the Annuitant's age or gender has been misstated, the amount payable under the Contract will be calculated as if those Purchase Payments sent to us had been made at the correct age or gender. Interest not to exceed the lesser of 3% or the maximum allowed by state law compounded each year will be charged to any overpayment or credited to any underpayment against future payments we may make under the Contract.

PROTECTION OF BENEFITS -- The Owner may not commute, anticipate, assign, alienate or otherwise hinder the receipt of any payment.

CREDITORS -- The proceeds of this Contract and any payment under an Annuity Option will be exempt from the claim of creditors and from legal process to the extent permitted by law.

GUARANTEES -- Guarantees are subject to our financial strength and claims paying ability.

3039-07

ANNUITY OPTION TABLE

AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 OF VALUE APPLIED

OPTION     FIXED INSTALLMENT
  ONE           ANNUITY

 Number         Monthly
of years        Payment
selected
   10             9.39

OPTIONS TWO AND THREE - LIFE ANNUITY AND LIFE ANNUITY WITH INSTALLMENTS
GUARANTEED

  AGE OF    MONTHLY PAYMENTS     AGE OF    MONTHLY PAYMENTS
   MALE         GUARANTEED       FEMALE        GUARANTEED
ANNUITANT                      ANNUITANT

               NONE    120                            120

    55        4.00    3.96         55        3.71    3.70
    56        4.08    4.04         56        3.78    3.76
    57        4.17    4.12         57        3.86    3.83
    58        4.26    4.21         58        3.93    3.91
    59        4.36    4.30         59        4.02    3.99
    60        4.46    4.40         60        4.10    4.07
    61        4.57    4.50         61        4.20    4.16
    62        4.69    4.60         62        4.29    4.25
    63        4.81    4.71         63        4.40    4.35
    64        4.95    4.83         64        4.51    4.45
    65        5.09    4.95         65        4.63    4.56
    66        5.24    5.08         66        4.75    4.68
    67        5.41    5.22         67        4.89    4.80
    68        5.58    5.36         68        5.03    4.93
    69        5.76    5.50         69        5.19    5.06
    70        5.96    5.65         70        5.36    5.21
    71        6.17    5.81         71        5.54    5.36
    72        6.39    5.97         72        5.73    5.52
    73        6.62    6.13         73        5.94    5.69
    74        6.88    6.30         74        6.17    5.86
    75        7.14    6.47         75        6.41    6.04
    76        7.43    6.65         76        6.68    6.23
    77        7.73    6.83         77        6.96    6.42
    78        8.06    7.01         78        7.26    6.62
    79        8.41    7.18         79        7.59    6.82
    80        8.79    7.36         80        7.95    7.02
    81        9.19    7.54         81        8.34    7.23
    82        9.62    7.71         82        8.76    7.43
    83        10.08   7.88         83        9.21    7.62
    84        10.57   8.04         84        9.71    7.81
    85        11.10   8.20         85        10.24   8.00

3039-07

OPTION FOUR - JOINT AND 100% SURVIVOR ANNUITY

                             AGE OF FEMALE ANNUITANT

AGE OF MALE
 ANNUITANT     55     60     65     70     75     80     85

     55       3.38   3.53   3.67   3.77   3.86   3.91   3.95
     60       3.48   3.68   3.88   4.06   4.20   4.30   4.37
     65       3.56   3.81   4.08   4.35   4.59   4.77   4.91
     70       3.62   3.92   4.26   4.63   4.99   5.32   5.57
     75       3.65   3.99   4.39   4.87   5.39   5.90   6.34
     80       3.68   4.03   4.49   5.05   5.73   6.46   7.18
     85       3.69   4.06   4.55   5.18   5.99   6.96   8.01

OPTION FIVE - JOINT AND SURVIVOR ANNUITY WITH INSTALLMENTS GUARANTEED FOR 10
YEARS

                             AGE OF FEMALE ANNUITANT

AGE OF MALE
 ANNUITANT     55     60     65     70     75     80     85

     55       3.38   3.53   3.66   3.77   3.85   3.91   3.94
     60       3.48   3.68   3.88   4.05   4.19   4.29   4.35
     65       3.56   3.81   4.08   4.34   4.57   4.74   4.86
     70       3.61   3.91   4.25   4.61   4.96   5.26   5.46
     75       3.65   3.98   4.38   4.84   5.33   5.78   6.13
     80       3.67   4.03   4.47   5.01   5.63   6.26   6.78
     85       3.69   4.05   4.52   5.12   5.84   6.63   7.34

Rates for ages not shown here will be provided upon request.

3039-07

                       THIS PAGE INTENTIONALLY LEFT BLANK

3039-07

FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the Owner and Commonwealth Annuity and Life Insurance Company

READ YOUR CONTRACT CAREFULLY

                           [COMMONWEALTH ANNUITY LOGO]

              132 Turnpike Road, Suite 210, Southborough, MA 01772

3039-07